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                                                                       EXHIBIT A

                            CONFIDENTIALITY AGREEMENT

          This CONFIDENTIALITY AGREEMENT (this "Agreement") is made and entered into effective October 24, 2003 by Oaktree Capital Management, LLC as agent and on behalf of certain funds and accounts ("Recipient") for the benefit of Wilshire Enterprises, Inc., a Delaware corporation ("Wilshire" or the "Company" and each of Wilshire and Recipient, individually, a "Party" and Wilshire and Recipient, collectively, the "Parties").


WITNESSETH:
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          WHEREAS, Recipient has requested that it be permitted to examine certain information (the "Evaluation Material") in the possession of Wilshire relating to general information concerning the Company and information regarding its oil and gas properties, its real estate properties and its corporate operations in both the United States and Canada for the sole purpose (the "Purpose") of enabling Recipient to make an evaluation of such properties and the interests therein and related rights and interests of Wilshire in order to determine whether Recipient desires to make an offer to purchase for cash the outstanding common stock of the Company (a "Transaction").

          NOW, THEREFORE, for and in consideration of the premises, Recipient hereby agrees as follows:

          1. The Evaluation Material, any other information obtained by Recipient directly or indirectly from Wilshire or any of its employees, consultants, agents or representatives, and any analyses, compilations, reports, studies or other documentation prepared by Recipient or its Representatives (as defined below) are herein collectively referred to as the "Confidential Information". Such Confidential Information includes, by way of illustration, but not limitation and irrespective of the form of communication: geophysical data and surveys, well and log data, maps, charts, production and engineering data, title and land information, technical data and financial data, prospective drilling opportunities or other ventures with existing or new partners, locations of properties, individual property profit and loss statements, tenant rolls, development plans, and potential bids for individual properties owned by the Company or others.

          2. Recipient's directors, officers, employees, attorneys, agents, consultants, financial institutions and representatives are sometimes herein collectively referred to as its "Representatives".

          3. Recipient agrees that it will use the Confidential Information solely for the Purpose and will not use, or allow the use of any portion of same by Recipient's Representatives, for any other purpose and, in doing so, agrees to limit access to the Confidential Information to such of its Representatives who have a need to review such Confidential Information for the Purpose and who are informed by Recipient of the confidential nature of the Confidential Information. Recipient shall be responsible and liable for ensuring that its Representatives hold such Confidential Information in the same strict confidence as is required of Recipient hereunder.

          4. Upon Wilshire's written request, Recipient agrees to return all original Evaluation Material to Wilshire or its advisor without retaining copies thereof or excerpts therefrom and, concurrently therewith, to destroy all other Confidential Information not so returned to Wilshire or its advisor that is in its and/or its Representatives' possession.
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          5. Recipient agrees that until the expiration of eighteen months from the date of this Agreement, Recipient shall not, directly or indirectly, without the prior written approval of the Board of Directors of Wilshire, in any manner
(i) acquire, agree to acquire or make any offer to acquire, propose, seek or offer to acquire, or facilitate the acquisition or ownership of securities or assets of Wilshire, (ii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of Wilshire or any of its subsidiaries, (iii) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of Wilshire or any of its subsidiaries, (iv) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing or (v) advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing with the exception of Kevin McTavish of Summit Capital LLC; provided that the restrictions set forth in clause (i) above shall not apply to confidential proposals made to Wilshire's advisors concerning a Transaction. Recipient also agrees during such period (a) not to request Wilshire (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph and (b) not to take any action that requires Wilshire to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this paragraph to avoid potential liability, provided that Recipient may disclose this letter agreement in an amendment to its Form 13D on file.

          6. The confidentiality obligations contained in this Agreement shall continue for a period of eighteen months from the effective date hereof.

          7. Recipient shall not reproduce or remove any Evaluation Material from Wilshire's offices without Wilshire's express permission. All Confidential Information and copies thereof and excerpts therefrom shall remain or become Wilshire's property, and Wilshire retains all right, title and interest therein.

          8. Recipient's obligations under Section 3, 4, 6 and 7 above shall not apply to: (a) information which at the time of initial disclosure hereunder was already in the possession of Recipient or its Representatives; (b) information which at the time of initial disclosure hereunder was in the public domain or which after disclosure becomes a part of the public domain through no action or failure to act on the part of Recipient or any of its Representatives; and (c) information which at the time of initial disclosure hereunder was or is thereafter lawfully acquired by Recipient or its Representatives from a source other than Wilshire, provided to the best of Recipient's knowledge (i) such source was not under an obligation of confidence to Wilshire with respect thereto and (ii) did not acquire such information directly or indirectly from Wilshire.

          9. Recipient acknowledges and agrees that Wilshire, in its sole discretion, (a) is free to explore other potential opportunities that may lead to a possible transaction with another party, (b) may change the procedures relating to its consideration of a transactions at any time without prior notice, (c) may reject any and all proposals made by Recipient with respect to a possible Transaction, (d) may terminate discussions with Recipient at any time and for any reason, and (e) will have no obligation or liability to Recipient with regard to a possible Transaction by virtue of this Agreement or otherwise, unless and until and only in the event that definitive agreements have been executed for a Transaction. Accordingly, Wilshire may elect at any time to terminate further access to and review of the Confidential Information, at which time the obligations of Recipient contained in Section 4 above shall be applicable.

          10. Except as may be set forth in a definitive agreement between the parties, Recipient understands and agrees that Wilshire is making no express warranty and disclaims all implied warranties as to the accuracy or completeness of the Confidential Information, including the Evaluation Material furnished by Wilshire or located in Wilshire's offices.

          11. Except as may be set forth in a definitive agreement between the parties, Recipient agrees that it and its Representatives will use the Confidential Information at their sole risk, and Wilshire will have no liability whatsoever with respect to the use of the same. Except as may be set forth in a definitive agreement between the parties, Recipient hereby releases Wilshire, its affiliates and their respective

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directors, officers, employees, consultants, agents and representatives (the
"Indemnified Parties") from, and agrees to defend, indemnify and hold harmless all Indemnified Parties from and against, any and all claims, liabilities, losses or damages resulting in any way from or attributable to such reliance.

          12. In the event any Representative or Recipient is permitted at any time to visit the Company's headquarters or its property locations, such visit shall be conducted at the sole cost, risk and expense of Recipient. Recipient hereby agrees to defend, indemnify and hold harmless all Indemnified Parties from and against any and all claims for injury, death, property damages or other loss resulting from or attributable to any such visit, regardless of the cause of same excerpt gross negligence or willful misconduct of Wilshire or its employees. Recipient agrees that it will not contact the Company's employees or management and will direct all communications through the Company's advisors.

          13. Recipient acknowledges and agrees that remedies at law may be inadequate to protect Wilshire against any actual or threatened breach of this Agreement by Recipient or its Representatives, and accordingly, Recipient agrees that Wilshire shall be entitled to obtain injunctive relief in its favor. Such remedy shall not be deemed to be the exclusive remedy for a breach by Recipient or its Representatives of this Agreement, but rather shall be in addition to all other remedies available to Wilshire at law or in equity. In the event of litigation relating to this Agreement, then the non-prevailing party shall reimburse the prevailing party for its costs and expenses (including, but not limited, to, reasonable legal fees and expenses) incurred in connection with any such litigation as concerns such breach, including, but not limited to, in connection with any appeal therefrom.

          14. Notices to either Party with regard to any matter covered by this Agreement shall be made in writing and (a) delivered in person, by U.S. mail, postage prepaid, or overnight courier service, such notice to be deemed given upon actual receipt, or (b) facsimile, such notice to be deemed given upon confirmation of the receipt thereof.

          15. If Recipient or any its Representatives are required by any court or legislative or administrative body (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose any Confidential Information, Recipient shall provide Wilshire promptly with written notice of such requirement in order to afford Wilshire an opportunity to seek an appropriate protective order. Recipient and its Representatives agree to cooperate with any reasonable request of Wilshire in its efforts to secure such protective order. If Wilshire is unable to obtain such protective order, however, or does not seek such protective order and Recipient or its Representatives are, in the opinion of their counsel, compelled to disclose the Confidential Information under pain of liability for contempt, censure or penalty, disclosure of such information may be made without liability hereunder.

          16. No failure or delay by Wilshire in exercising any right, power or privilege hereunder shall be deemed a waiver thereof or preclude exercise of any other or further right, power or privilege hereunder. No amendments, changes, or modifications to this Agreement shall be valid unless in writing and signed by a duly authorized representative of each of the Parties. This Agreement comprises the full and complete agreement of the Parties with respect to the subject matter hereof, and supersedes and replaces any oral or written communications, understandings and agreements heretofore made between the Parties with respect to such subject matter. This Agreement shall inure to the benefit of Wilshire and its successors and assigns, and shall be binding upon Recipient and its Representatives and their heirs, representatives, successors and assigns, provided that Recipient may not assign any of its rights or obligations hereunder to any third party without the prior written consent of Wilshire. Any attempted assignment without such consent shall be null and void. This Agreement shall be governed by the laws of the state of Delaware, excluding its choice of law rules, and any disputes hereunder shall be heard solely in state or federal courts sitting in the state of New Jersey, and each party consents to the jurisdiction of such courts for those purposes. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.


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          IN WITNESS WHEREOF, the duly authorized representative of Recipient has executed this Agreement effective as of the day and year first above written.

                              Oaktree Capital Management, LLC, as agent and on behalf of certain funds and accounts

                              By: /s/ Phil Hofmann
                              Name: Phil Hofmann
                              Title: Senior Vice President

                              By: /s/ Marc Porosoff
                              Name: Marc Porosoff
                              Title: Senior Vice President, Legal


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                    DELOITTE & TOUCHE CORPORATE FINANCE LLC as a representative:


                                          By: /s/ D. Pryor
                                          Name: D. Pryor
                                          Title:  Managing Director
                                          10/24/03